CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 120 to Registration Statement No. 333-62298 on Form N-1A of our report dated October 27, 2008, relating to the financial statements and financial highlights of Portfolio Management Consultants Funds, including PMC Large Cap Growth Fund, PMC Large Cap Value Fund, PMC Small Cap Core Fund, PMC International Equity Fund, and PMC Core Fixed Income Fund (collectively the “Funds”), one of the diversified series constituting Trust for Professional Managers, included in the Annual Report of the Funds filed on Form N-CSR of Trust for Professional Managers for the period ended August 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
December 19, 2008